EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-81982) and Form S-8 (Nos. 33-72656 and 33-74616) of our report dated January 31, 2003 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of Aetrium Incorporated, which is included in this Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to incorporation by reference of our report dated January 31, 2003 relating to the financial statement schedule, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

March 27, 2003